Dear Paul,

As an Offer Letter dated January 1, 2004, IDI Global Inc., (the "Company") is pleased to offer you employment. This offer is made on the following terms:

      Position - You will serve in a full-time capacity as CFO for the Company effective 1 January, 2004. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. You will retain your current seat on the Board of the Company.

      Salary - Your target annual cash compensation, including base salary, will be determined by the Board of Directors of the Company (the "Board"), which salary is to be determined by yourself and by the Board Members. Initially, your base monthly salary will be $11,000.00. This may be increased or decreased at the discretion of the Board based on the financial condition of the Company and based on the success or failure to meet certain targets and objectives to be defined within the first ninety days of your employment. Should your salary be increased you will have the option to receive the increase directly, or to defer the income and book accrued income in a manner that is acceptable to the board, and in compliance with generally accepted accounting standards approved by the Company's audit firm.

      Incentive Bonuses - You will be eligible to be considered for an annual incentive bonus. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Board, and may be in the form of either cash and/or stock/options. The determinations of the Board with respect to such bonus shall be final and binding.

      Stock/Options Grant - You will be granted options to purchase common stock of the Company or common stock in an amount to be determined by the board, but which shall be commensurate with other key executives of IDIB and board members. The quantity and basis of options, or quantity of stock will be determined within the first 90 days of employment and will vest over a twenty four month period (Jan. Dec. 2005) with one twenty-fourth (1/24) of the total amount of options of the common stock or common stock vesting each month. The board reserves the right to use whatever creative means, acceptable to the board and audit committee, to deliver these options or shares to you. All shares shall have piggyback registration rights.

      Annual Stock Options - You will be granted options to purchase an amount of Company Stock to be determined by the Board of Directors of the Company. Such options will be consistent with 2004 options granted to other executives at your level. The options will vest over two years. You will vest in 50 percent of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 12 months as will be described in the applicable stock option agreement. In the event of a Change in Control (as defined in the Plan) and with the approval of the acquiring company or company with stock control, post merger, the vesting of your option shares will accelerate such that 50 percent of your unvested option shares will become immediately vested. Should such accelerated vesting become an issue, which would terminate the potential transaction, than no such acceleration will occur.

      Vacation and Employee Benefits - During the term of your employment, you will be eligible for a minimum of four (4) weeks paid vacation. Health insurance will be provided for you and your legal dependants. You will be eligible to participate in the 401k program with IDIB matching according to the existing plan.

      Proprietary Information and Inventions Agreement Like all Company employees you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.

      Period of Employment - Your employment will be "at will" employment, allowing either you or the Company to terminate your employment at any time and for any reason, with or without cause; provided that during the first six months of employment you shall only be terminated for "cause" (which shall mean gross negligence, willful misconduct, or failure to meet goals and objectives required by your position). After the first six months, should the Company wish to terminate you for any reason other than for "cause", it may do so with or without warning, but shall provide not less than two (2) months salary as severance. Should the Company terminate your employment for cause, including failure to meet the goals and objectives established for your position, than no severance will be paid. Should you terminate your employment for any reason other than for "cause", no severance shall be paid.

      Signing Bonus - It is recognized that other opportunities are being foregone to expedite your hiring at IDIB. You will be paid $15,000.00 in three disbursements as a signing bonus, which payments shall be in the form of free trading stock, the value of which will be determined at the date this contract is executed by both parties. You will be advanced the first payment of such stock, or $5,000.00 within 30 days of commencing employment. . You will then be paid the remaining two disbursements, also as stock payments, on the fourth and eighth month anniversary of your employment.

      Allowances/Fringe - Company recognizes that your value is derived partially in your accessibility and agrees to reimburse you for actual communication costs. Your monthly allowance for cell phone will be $100.
Your monthly allowance for high-speed Internet will be $50. Company may also decide to provide an allowance of up to $300 per month to finance the purchase or lease of a vehicle. The payment for your car will only be made once the company has achieved sufficient cash flow to justify said payment. The determination of appropriate funds for car payment will be at the sole discretion of the board of directors and can be suspended at any time, should cash flow not be sufficient to consider such benefit.

      Outside Activities - While you render services to the Company, you will not engage any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. As part of this employment agreement you will be required to sign the attached Non-Compete Agreement.

      Entire Agreement This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

      Amendment and Governing Law This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The term of this letter agreement and the resolutions of any disputes will be governed by the laws of the State of Utah, without regard to conflict of law principles.

We hope that you find the foregoing terms acceptable.

Please sign below to formally accept this employment agreement and indicate you agreement with all of the terms contained herein.

Employee                                    Accepted by IDI Global Inc.

/s/ Paul Watson                             /s/ Kevin R. Griffith
____________________________                ________________________
Paul Watson                                 Kevin R. Griffith
                                            CEO